InterContinental Life Corporation
              Austin Centre, 701 Brazos, Austin, Texas 78701





Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of InterContinental Life Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 19, 1998, at 10:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                              Cordially,



                              Roy F. Mitte
                              Chairman, President and Chief Executive
                              Officer

InterContinental Life Corporation
Austin Centre, 701 Brazos, Austin, Texas 78701








Notice is hereby given that the Annual Meeting of Shareholders of InterContinental Life Corporation will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 19, 1998 at 10:00 a.m. local time. At the Annual Meeting, the following matters are to be considered and acted upon:

     1.   The election of eleven Directors for the ensuing year.

     2. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the close of business on March 27, 1998 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

April 16, 1998
                                   By Order of the Board of Directors




                                   Eugene E. Payne
                                   Secretary
           PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                  OF
                  InterContinental Life Corporation
701 Brazos       Austin Centre      Austin, Texas       78701

     This proxy is furnished in connection with the solicitation of proxies by the Board of Directors of InterContinental Life Corporation (ILCO or the Company) for use at the Annual Meeting of Shareholders to be held May 19, 1998, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by the Company. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the Company's stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 16, 1998.

     A copy of the Annual Report to Shareholders for the year ended December 31, 1997, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, InterContinental Life Corporation, 701 Brazos, Austin Centre, Austin, Texas 78701.

     Only Shareholders of record on the books of the company at the close of business on March 27, 1998, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,427,965 shares of common stock, $.22 par value, of the Company. Shareholders of the Company are entitled to one vote for each share held of record at the close of business on the Record Date. The proxy is revokable at any time prior to the exercise thereof at the meeting by written notice filed with the Secretary of the Company or by delivery of a later proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with specification therein. Proxies submitted without specification will be voted to elect the nominees for directors named herein.

                           ELECTION OF DIRECTORS

     The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company, except Elizabeth T. Nash. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.



     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth below. The data supplied below is based on information received from the Directors.

Name           Age  Director Since Principal Occupation and Other
                                   Information



Robert A. Bender    44   1997      Director of ILCO since October,
                                   1997.  Vice President of Family
                                   Life Insurance Company (a
                                   subsidiary of Financial Industries
                                   Corporation) since January 1997.
                                   Vice President of Investors Life
                                   Insurance Company of North America
                                   since January 1997.  Vice President
                                   of Investors Life Insurance Company
                                   of Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company) since January 1997.
                                   Assistant Vice President of
                                   Investors Life Insurance Company of
                                   North America from February 1994 to
                                   January 1997.  Assistant Vice
                                   President of Investors Life
                                   Insurance Company of  Indiana from
                                   February 1994 to January 1997, when
                                   it merged into ILIC.  Assistant
                                   Vice President of Family Life
                                   Insurance Company from February
                                   1994 to January 1997.  Retired from
                                   22 years of service in the U.S.
                                   Army in February 1994.


Jeffrey H. Demgen   45   1995      Director of FIC since May 1995.
                                   Vice President of FIC since August
                                   1996.   Vice President and Director
                                   of ILCO since August 1996.
                                   Director of FIC since May 1995.
                                   Executive Vice President and
                                   Director of Family Life Insurance
                                   Company since August 1996.  Senior
                                   Vice President and Director of
                                   Family Life Insurance Company from
                                   October 1992 to August 1996.
                                   Executive Vice President and
                                   Director of Investors Life
                                   Insurance Company of North America
                                   since August 1996.  Senior Vice
                                   President and Director of Investors
                                   Life Insurance Company of North
                                   America from October 1992 to June
                                   1995. Executive Vice President of
                                   Investors Life Insurance Company of
                                   Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company) since August 1996.
                                   Executive Vice President and
                                   Director of Investors Life
                                   Insurance Company of Indiana from
                                   August 1996 to December 1997, when
                                   it merged into ILIC.  Senior Vice
                                   President of United Insurance
                                   Company of America from September
                                   1984 to July 1992.


Theodore A. Fleron   58  1991      Vice President and Director of ILCO
                                   since May 1991.  Assistant
                                   Secretary of ILCO since June 1990.
                                   Vice President and Director of FIC
                                   since August 1996.   Senior Vice
                                   President, General Counsel,
                                   Assistant Secretary and Director of
                                   Investors Life Insurance Company of
                                   North America and Investors Life
                                   Insurance Company of Indiana
                                   (formerly known as InterContinental
                                   Life Insurance Company) since July
                                   1992.  General Counsel, Assistant
                                   Secretary and Director of Investors
                                   Life Insurance Company of North
                                   America and InterContinental Life
                                   Insurance Company from January 1989
                                   to July 1992.  Senior Vice
                                   President, General Counsel,
                                   Director and Assistant Secretary of
                                   Investors Life Insurance Company of
                                   Indiana from June 1995 to December
                                   1997, when it merged into ILIC.
                                   Senior Vice President, General
                                   Counsel, Director and Assistant
                                   Secretary of Family Life Insurance
                                   Company since August 1996.

W. Lewis Gilcrease  66   1988      Dentist practicing in San Marcos,
                                   Texas.  Director of ILCO since
                                   1988.  Director of FIC from 1979 to
                                   July 6, 1991.

James M. Grace      54   1984      Vice President and Treasurer of
                                   ILCO since January 1985. Vice
                                   President,  Treasurer and Director
                                   of Financial Industries Corporation
                                   since July 1976.  Executive Vice
                                   President, Treasurer and Director
                                   of  Investors Life Insurance
                                   Company of Indiana (formerly know
                                   as InterContinental Life Insurance
                                   Company ) since 1989.  Executive
                                   Vice President and Treasurer of
                                   Investors Life Insurance Company of
                                   North America since 1989.
                                   Executive Vice President, Treasurer
                                   and Director of Family Life
                                   Insurance Company (a subsidiary of
                                   FIC) since June 1991.  Director,
                                   Executive Vice President and
                                   Treasurer of Investors Life
                                   Insurance Company of Indiana from
                                   February 1995 to December 1997,
                                   when it merged into ILIC.

Richard A. Kosson   65   1981      Certified Public Accountant and a
                                   partner in the firm of Manheim,
                                   Kosson & Novick in Millburn, New
                                   Jersey.


Roy F. Mitte        66   1985      Chairman of the Board and Chief
                                   Executive Officer of ILCO and
                                   Investors Life Insurance Company of
                                   Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company) since January 1985.
                                   President of ILCO since April 1985.
                                   Chairman of the Board, President
                                   and Chief Executive Officer of
                                   Financial Industries Corporation
                                   since 1976.   Chairman of the
                                   Board, President and Chief
                                   Executive Officer of Investors Life
                                   Insurance Company of North America
                                   since December 1988. Chairman of
                                   the Board, President and Chief
                                   Executive Officer of Family Life
                                   Insurance Company since June 1991.
                                   Chairman of the Board, President
                                   and Chief Executive Officer of
                                   Investors Life Insurance Company of
                                   Indiana from  February 1995 to
                                   December 1997, when it merged into
                                   ILIC.

Elizabeth T. Nash   48             Member,  Board of Regents, Texas
                                   State University System from 1993
                                   to present; Vice Chairman from 1996
                                   to 1997 and Chairman from 1997 to
                                   1998.  Trustee, Southwest Texas
                                   State University Development
                                   Foundation from 1992 to present;
                                   Chairman from 1992 to 1997.
                                   Community Board of Directors (San
                                   Marcos, Texas) Norwest Bank since
                                   1996.


Eugene E. Payne     55   1989      Vice President of ILCO since
                                   December 1988 and Director and
                                   Secretary since May 1989.  Vice
                                   President and Director of Financial
                                   Industries Corporation since
                                   February 1992.  Executive Vice
                                   President, Secretary and Director
                                   of Investors Life Insurance Company
                                   of North America since December
                                   1988.  Executive Vice President
                                   since December 1988 and Director
                                   since May 1989 of Investors Life
                                   Insurance Company of Indiana
                                   (formerly known as InterContinental
                                   Life Insurance Company).  Executive
                                   Vice President, Secretary and
                                   Director of Family Life Insurance
                                   Company since June 1991.  Director,
                                   Executive Vice President and
                                   Secretary of Investors Life
                                   Insurance Company of Indiana from
                                   February 1995 to December 1997,
                                   when it merged into ILIC.

H. Gene Pruner 69   1996           Director of ILCO since August 1996.
                                   Director of Investors Life
                                   Insurance Company of Indiana
                                   (formerly known as InterContinental
                                   Life Insurance Company) since
                                   December, 1997.  Director of
                                   Investors Life Insurance Company of
                                   Indiana from February 1995 to
                                   December 1997, when it merged into
                                   ILIC.  President of Market Share,
                                   Inc. since April 1985.

Steven P. Schmitt   51   1994      Senior Vice President since April
                                   1992 and Director, Vice President
                                   and Assistant Secretary since
                                   August 1989 of Investors Life
                                   Insurance Company of North America
                                   and Investors Life Insurance
                                   Company of Indiana (formerly known
                                   as InterContinental Life Insurance
                                   Company).  Senior Vice President
                                   since April 1992 and Director and
                                   Vice President since June 1991 of
                                   Family Life Insurance Company.
                                   Director, Senior Vice President and
                                   Assistant Secretary of Investors-
                                   Indiana from  June 1995 to December
                                   1997.


     All of the nominees named on the previous pages were elected Directors at the 1997 Annual Shareholders Meeting, except (i) Mr. Bender who was appointed a Director by the Board of Directors in October, 1997 and (ii) Mrs. Nash who was nominated by the Board of Directors to be elected at the 1998 Annual Meeting of Shareholders.

     The incumbent directors, except for Donald Shuman, have been nominated for submission to vote of the shareholders for reelection at the 1998 annual shareholders' meeting.

                            EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name                     Age            Positions and Offices

Roy F. Mitte             66             Chairman of the Board,
                                        President and  Chief Executive
                                        Officer

James M. Grace           54             Vice President and Treasurer

Eugene E. Payne          55             Vice President and Secretary

Jeffrey Demgen           45             Vice President


     In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive
Officer, although his ability to communicate and his mobility are impaired.


   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representation that no Forms 5 were required, the Company believes that during the period from January 1, 1997 through December 31, 1997, all Section 16(a) filing requirements applicable to its officers directors and greater than ten percent beneficial owners were complied with, except as follows: Robert A. Bender filed a Form 5 in February, 1998, to report his appointment as a Director of the Company as of October 10, 1997.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of March 16, 1998 as to all persons who, to the knowledge of the Company, were beneficial owners of five (5%) percent or more of the Common Stock of the Company.



                                   Amount and
                                   Nature of            Percent of
Name and Address                Beneficial Ownership     Class

Financial Industries Corp.
701 Brazos, Suite 1400
Austin,  TX   78701.............     3,668,501 (1)        60.68% (6)

Roy F. Mitte
701 Brazos, Suite 1400
Austin,  TX   78701..............    3,684,361  (2,3)     60.94% (6)

Investors Life Insurance Company
  of North America
701 Brazos, Suite 1400

Austin, TX  78701................    334,960  (4)          7.71% (6)

Investors Life Insurance
  Company of Indiana
701 Brazos, Suite 1400
Austin, TX 78701.................    281,560 (5)           6.48% (6)


Fidelity Management & Research
Company
82 Devonshire Street
Boston, MA 02109...................  432,7007              9.96% (6)


1 Includes 1,966,346 shares of the Company's stock presently owned and an option to purchase up to 1,702,155 shares of the Company's authorized but unissued Common Stock which is the balance of the option granted to Financial Industries Corporation ("FIC") by the Company in December, 1985. This option may be exercised by FIC at any time at an exercise price equal to the average bid prices of the Company's Common Stock over the six-month period immediately preceding such exercise.

2 As of March 16, 1998, Mr. Mitte, jointly with his wife Joann, currently owns 1,493,216 common shares of Financial Industries Corporation ("FIC"). Mr. Mitte and his wife also control the Roy F. and Joanne Cole Mitte Foundation, a Texas non-profit corporation (the "Foundation"), which owns 373,304 common shares of FIC stock as a result of a donation made by Mr. Mitte and his wife from their personal holdings. The holdings of the Foundation combined with Mr. and Mrs. Mitte's remaining personal holdings in FIC stock constitutes 34.39 percent of the outstanding common stock of that company. Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of FIC.

  Since FIC holds a controlling interest in the Company, Mr. Mitte's personal holdings in the Company have been combined with the holdings of FIC in determining the amount and percentage of Mr. Mitte's beneficial ownership of the Company.

3. Includes 15,860 shares allocated to Mr. Mitte's account under the Employee Stock Ownership Plan.

4. Represents 281,560 shares owned by Investors Life Insurance Company of Indiana (formerly InterContinental Life Insurance Company) and 53,400 shares owned directly by Investors-NA. Investors-IN is a life insurance company subsidiary of Investors-NA. All of these shares are treated as treasury shares.

5. All are directly owned by Investors Life Insurance Company of Indiana and are treated as treasury shares.

6. Assumes that outstanding stock options or warrants available to other persons have not been exercised.

7. As reported to the Company on a Schedule 13(G) filed by FMR Corporation, the parent company of Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13(G), Fidelity acts as investment advisor to the Fidelity Low-Priced Stock Fund, a registered investment company, and the Fund is the owner of 432,700 shares of ILCO common stock, of which 418,300 shares were reported on a Schedule 13(G) filed on February 14, 1997 and 14,400 additional shares which were reported on a schedule 13(g) filed on February 14, 1998.


The following table contains information as of March 16, 1998 as to the Common Stock of the Company beneficially owned by each director, nominee and executive officer and by all executive officers and directors of the Company as a group. The information contained in the table has been obtained by the Company from each director and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.


                                     Amount
                                     Nature of              Percent of
Name                                 Beneficial Ownership      Class

Robert A. Bender                         854 (3)                 *

Jeffrey H. Demgen                      4,067 (3)                 *

Theodore A. Fleron                    15,689 (3,4)               *

W. Lewis Gilcrease                        -0-

James M. Grace (1)                    61,346 (2,3)              1.4%

Richard A. Kosson                        200                     *

Roy F. Mitte 1                       3,684,361 (3)             60.94%

Elizabeth T. Nash                        -0-

Eugene E. Payne (1)                     32,286 (3)               *

H. Gene Pruner                            -0-

Steven P. Schmitt                       14,347 (3,4)             *

Donald Shuman                              450                   *

All Executive
Officers and
Directors as a
group, all of
whom are listed
above                                 3,813,600 (1,2,3,4)       62.83%
* Less than 1%

(1) As an executive officer and/or director of FIC which as of March 16, 1998 beneficially owned 3,668,501 shares of the Company's Common Stock (including option rights to purchase 1,702,155 shares of the Company). In addition to the shareholdings of Mr. Mitte in FIC (see Note 2, above), Mr. Grace owns 5,600 shares of FIC Common Stock.

(2) Includes 12,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Mr. Grace at a price of $3.33 (as adjusted) per share, which are currently available for exercise.

(3) Includes shares beneficially acquired through participation in the Company's ESOP, 401K and/or the Employee Stock
            Purchase Plan, which are group plans for eligible employees.

(4) Includes 6,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to each of Messrs. Fleron and Schmitt at a price of $3.33 (as adjusted) per share, which are currently exercisable.




COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTOR

Summary Compensation Table
       The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1997 and received cash compensation exceeding $100,000 during 1997.

             Annual Compensation
                                               Long Term
                                               Compensa-
                                               tion
                                               Awards
Name and                                       Stock
Principal                                      Options  All Other
Position    Year  Salary(1)  Bonus(8)  Other(2)(Shares) Compensation(9)


Roy F.
Mitte,
Chairman,
President     1997   $252,253 $751,500   -0-    -0-        -0-
and Chief     1996   $286,643    -0-     -0-    -0-    $2,446,397(3)
Executive     1995   $286,643    -0-     -0-    -0-    $  713,513(4)
Officer

James M.
Grace,
Vice
President     1997   $195,000 $40,000    -0- (5) -0-    $  19,024
and           1996   $195,000 $15,000    -0-     -0-        -0-
Treasurer     1995   $195,000 $10,000    -0-     -0-        -0-

Eugene E.
Payne,
Vice          1997   $195,000 $40,000     -0-(6)  -0-    $17,925
President     1996   $195,000 $15,000     -0-     -0-       -0-
and           1995   $195,000 $10,000     -0-     -0-       -0-
Secretary

Jeffrey
H. Demgen     1997   $117,884 $ 30,000    -0-     -0-       -0-
Vice          1996   $102,500 $ 7,500     -0-     -0-       -0-
Presi-
dent(7)




(1) The executive officers of the Company have also been executive officers of the Company's insurance subsidiaries and FIC and FIC's insurance subsidiary, Family Life. FIC and/or Family Life reimbursed the Company (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of these executive officers' cash compensation and bonus for 1995, 1996 and 1997: (i) Mr.
Mitte: $216,857, $216,857, and $999,746 respectively, which amounts are not included in the above table; (ii) Mr. Grace: $88,293, $83,987 and $68,150 respectively; (iii) Dr. Payne: $79,875, $83,987 and $68,150 respectively; and (iv) Mr. Demgen $46,125 and $66,548(1996 and 1997 only).

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) During 1996, the Company paid Mr. Mitte: (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of the Company's common stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737); (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of the Company's common stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described above in this footnote. Each of these payments was made pursuant to the contract referred to in footnote 4.

(4) In 1989, the Board of Directors granted Mr. Mitte options to purchase 600,000 shares (as adjusted for the three-for-one stock split effective February 15, 1990) of the Common Stock of the Company in equal annual installments of 150,000 shares each. Each installment was subject to the approval of the Board of Directors and is exercisable for a period of ten years from the date the options become exercisable at a price of $1.00 per share (as adjusted). The Board of Directors voted to award installments of 150,000 shares in each of 1989, 1990, 1991 and 1992. In October 1992, Mr. Mitte surrendered to the Company for cancellation options to purchase 120,000 shares. The Company and Mr. Mitte entered into a contract in 1993 providing for the cancellation in 1993 of 240,000 options for an aggregate amount of $3,237,120 and the cancellation in subsequent years of the remaining options for an aggregate amount of $3,610,240. In addition, the Company agreed to pay Mr. Mitte the amount necessary to ensure that Mr. Mitte will receive the same amount, after federal income tax, that he would have received if the options had been cancelled in 1992. During 1995, Mr. Mitte was paid $836,582 for the cancellation in 1995 of options to purchase 50,000 shares of ILCO's Common Stock, $156,323 for the federal income tax reimbursement relating to the cancellation in 1994 of options to purchase 68,500 shares and $127,608 as the final payment relating to the cancellation in 1993 of options to purchase 240,000 shares. These option cancellation payments were made pursuant to the contract referred to above. FIC's Compensation Committee made a recommendation to FIC's Board of Directors, which it adopted, that, in lieu of paying Mr. Mitte a bonus as it has in the past, FIC paid $407,000 of these option cancellation payments to Mr. Mitte, with the balance of $713,513 being paid by ILCO.

(5) Mr. Grace exercised stock options in 1997 to purchase 12,000 shares of the Company's Common Stock under the Non-Qualified Option Plan and 30,000 shares of the Company s Common Stock under the Incentive Stock Option Plan. See "Aggregated Option Exercises in 1997" below.

(6) Dr. Payne exercised stock options in 1997 to purchase 6,000 shares of the Company's Common Stock under the Non-Qualified Stock Option Plan and 20,000 shares of the Company s Common Stock under the Incentive stock Option Plan. See "Aggregated Option Exercises in 1997" below.

(7) Mr. Demgen became an executive officer of the Company in August, 1996.

(8) The data in this column represents the annual bonus paid in 1997. The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997. Dr. Payne elected to defer this amount into the Company's Non-Qualified Deferred Compensation Plan. The Plan was established in 1997 to permit Mr. Grace and Dr. Payne to defer a portion of their compensation. Under the provisions of the Plan, contributions are invested on a money purchase basis and plan benefits are based on the value of the account at retirement or other distribution. In accordance with applicable tax law requirements, amounts allocated to the Plan are subject to the claims of general creditors of the Company. See also, Note 9.

(9) The data in this column represents the amount paid by the Company in 1997 to Mr. Grace and Dr. Payne to supplement the benefits under the Company's Pension Plan. The supplement relates to each of the past service years for Mr. Grace and Dr. Payne which were affected by the limitation on compensation which the Pension Plan may take into account for benefit accrual purposes. Under federal pension rules, an employee's benefits under a qualified pension plan, such as the ILCO Pension Plan, are limited to certain maximum amounts. The amount of the payments made in 1997 was determined by comparing the accrued benefit for the listed individuals under the ILCO Pension Plan through December 31, 1996 to the accrued benefit which the individual would have had under the Plan's benefit formula without application of the limitations applicable to tax qualified retirement plans. The value of the difference, representing an amount payable for life commencing at normal retirement age, was then commuted to its present value, which amount is included in this column. Mr. Grace and Dr. Payne elected to defer their respective amounts into the Company's Non-Qualified Deferred Compensation Plan. The Company intends to make a similar payment with respect to benefit accruals for the year 1997 only; however, there is no obligation for it to do so. See Note 8.


Aggregated Option Exercised in 1997

      The following table sets forth information concerning each exercise of stock options during 1997 by each of the individuals who were executive officers of the Company as of December 31, 1997:

                             Shares Acquired         Value
Name                         On Exercise (#)         Realized ($)

James M. Grace                   42,000              $ 437,340
Eugene E. Payne                  26,000              $ 278,920



Aggregated Stock Option Values

     The following table sets forth information with respect to the unexercised options held by the executive officers of the Company.

                 Number of Unexercised      Value of Unexercised In-the
                 Options Held at            Money Options at December
                 December 31, 1997          31, 1997

 Name           Exercisable Unexercisable   Exercisable Unexercisable

James M. Grace    12,000       12,000       $ 200,040      $200,040
Eugene E. Payne    6,000        6,000       $ 100,020      $100,020


(1) Based on the closing price of the Company's Common Stock on NASDAQ on December 31, 1997 ($20.00).

Pension Plan Table
     The following table sets forth estimated annual pension benefits payable upon retirement at age of 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts shown in the table do not reflect the reduction related to Social Security benefits referred to below.

                                   Years of Service

                                                 30 or
Remuneration   15          20        25          more
$125,000     $29,437     $39,250  $49,062        $58,875
 150,000      35,325      47,100   58,875         70,650
 160,000      37,680      50,240   62,800         75,360
 175,000      41,212      54,950   68,687         82,425
 200,000      47,100      62,800   78,500         94,200

      The normal retirement benefit provided under the Pension Plan is equal to 1.57% of final average eligible earnings less 0.65% of the participant's Social Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full-calendar years during the last ten full-calendar years before the participant's retirement date. The maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $200,000 for any year prior to 1994 and is $150,000 for 1994, 1995, and 1996 and is $160,000 for 1997 and each subsequent year.

      The annual eligible earnings, for 1997 only, covered by the Pension Plan (salary and bonus up to $160,000) with respect to the individuals reported in the Summary Compensation Table were as follows, with their respective years of credited service under the Pension Plan at December 31, 1997 being shown in parentheses: Mr. Mitte, $160,000 (10 years), Mr. Grace, $160,000 (10 years), Dr. Payne, $160,000 (9 years),  and Mr. Demgen (5 years).

Directors' Compensation
      Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person. In the case of telephonic meetings of the Board, non-employee directors who participate in such telephonic meetings are compensated $500 for such a meeting. Directors who participate via telephone in a regular or special meeting which is held by other than conference telephone are not entitled to a fee for such meeting.

      Non-employee directors serving on committees of the Board are compensated in the amount of $500 for each committee meeting they attend whether such participation is in person or by telephone, provided that the committee meeting is held on a day other than that on which the Board meets.

Members of Compensation Committee
      W. Lewis Gilcrease, Donald Shuman and Richard A. Kosson are the members of the Company's Compensation Committee, which makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation.

Compensation Committee Interlocks and Insider Participation
      Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and FIC. He also determines the compensation of all executive officers of FIC, other than the Chief Executive Officer.

Reports on Executive Compensation
      The following report and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report
      The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

       The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, preestablished target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

     The Company's compensation program consists of cash compensation, long-term equity-based compensation in the form of stock options , the Employees Stock Ownership Plan ("ESOP") and the Savings and Investment
(401K) Plan. They also participate in various other benefits, including medical and pension plans generally available to employees of the Company. The objectives of the stock option plan, the ESOP and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term ownership position in the Company's Common Stock. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the long-term interests of those employees are aligned with those of the shareholders.

      Under the Company's Non-Qualified Stock Option Plan, options to buy Company's Common Stock at 100% of the fair market value on the date of grant but in no event less than $3.33 per share can be granted to officers, directors, agents and others. At December 31, 1997, options to purchase 84,000 shares were outstanding, of which options to buy 36,000 shares were held by executive officers. The Company's Board of Directors administers both plans. Options were granted in 1988, 1991 and 1995. No options were granted in 1992, 1993, 1994, 1996 or 1997.

      ILCO's ESOP is a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions are made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. The assets of the ESOP consist of 350,296 shares of ILCO's Common Stock, of which are 45,512 shares are allocated to the accounts of executive officers of the Company and ILCO and the balance of the shares are allocated to the other participants.

       ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was changed to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

      The Company provides medical and pension benefits to the executive officers that are generally available to employees.

      The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report
      The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1997, the Committee recommended that the Chief Executive Officer's 1997 Compensation continue at the same level in effect for the year 1996 ($286,643). In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $750,000.

      The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

      Since the Chief Executive officer's 1997 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the
Chief Executive Officer's compensation for 1997.   Nevertheless, the
Committee believes that it is noteworthy that (i) the Company's net income for 1997 was $20,540,000 ($4.75 basic and $4.70 diluted per share) compared to net income of $26,938,000 ($6.36 basic and $6.07 diluted per share) for 1996 and (ii) net income for the year 1997 includes $9.1 million from the sale of Investors Life's interest in the Bridgepoint Square Offices.

      The foregoing report is submitted by the members of the Compensation Committee.

Performance Graph
        The graph and table below compare the cumulative total shareholder return on the company's Common Stock for the last five calendar years with the cumulative total return on the Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1992 of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) and an index of stock of life insurance companies traded on Nasdaq and the reinvestment of all dividends).






                        [Performance Graph Omitted]




                2/31/92  12/31/93    12/31/94   12/31/95  12/30/96  12/31/97
The Company (1) $100.00  $113.33     $ 93.33    $113.33   $112.34   $181.31
The Nasdaq Stock
Market (US)     $100.00  $114.80     $112.20    $158.70   $195.20   $239.50
Index of Nasdaq
Life Insurance
Stocks(2)       $100.00  $119.60     $102.90    $154.60   $199.50   $263.40

(1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

(2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (41 issues traded during that period, of which, 25 issues were traded on December 29, 1997). These peer companies were selected by the Company on a line-of-business basis.


Employments Agreements and Change in Control Arrangements
      The terms and conditions of employment agreements that the Company would enter into upon the occurrence of certain events that result in the agreements taking effect were approved by the Board of Directors with respect to Messrs. Grace and Payne in 1991. Each agreement would include two independent provisions with respect to the effective date and the term of each agreement. First, the term of the agreement would begin on the earlier of (i) the date of retirement (early, normal or deferred) of Roy F. Mitte from his position as Chairman, President and Chief Executive Officer of the Company or (ii) the date of disability of Mr. Mitte, and would terminate on the last day of the twelfth month next following the commencement date of the term of the agreement, unless extended upon mutually acceptable terms.

      Independently, the term of the agreement would commence upon the date that any person who is not currently a control person with respect to the Company acquires, or enters into an agreement to acquire, control of the Company, directly or indirectly , and would end on the last day of the twelfth month next following the date on which the employee receives notice of the termination of his employment with the Company or the life insurance subsidiaries of the Company.

      During the term of the agreement, the employee would be entitled to perform all of the duties of the position or positions held by the employee with the Company and all the subsidiaries of the Company on the date immediately preceding the commencement date of the term of the agreement.

      During the term of the agreement, the employee would be entitled to an annual rate of compensation which is not less than the annual rate of compensation in effect as of the date immediately preceding the commencement date of the term of the agreement. During the term of the agreement, the employee would be entitled to participate in and benefit from all employee benefit plans and other fringe benefits on the same basis as such plans and benefits are made available to other executive personnel of the Company.

      The agreement may be terminated by the Company only in the event that the employee is guilty of theft of property of the Company or commits a wrongful act which has a material adverse effect upon the business of the Company and with respect to which the employee would not be entitled to indemnification under the provisions of the Bylaws of the Company in effect as of the commencement date of the term of the agreement. The employee may terminate the agreement upon thirty days advance written notice to the Company.


      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

(a) The obligations of the Company under the Senior Loan are guaranteed by FIC. FIC presently owns 1,966,346 shares of the company's Common Stock, constituting 45.40% of such shares outstanding, and holds options to acquire an additional 1,702,155 shares at the average bid price of such shares during the six-month period preceding the date of any such purchase. In the event that such options were to be fully exercised, the total number of the Company's shares owned by FIC would constitute 60.80% of the outstanding shares of the Company's Common Stock. As described under the heading Senior Loan , the current Senior Loan of ILCO is scheduled to be fully repaid on October 1, 1998. Accordingly, unless ILCO s Senior Loan is extended, or ILCO otherwise incurs indebtedness which is guaranteed by FIC, FIC s rights under the 1986 option agreement would expire on October 1, 1998.

(b) In connection with the December, 1997 sale of Bridgepoint Square Offices by Investors-NA and Family Life Insurance Company, FIC Realty received a commission in the amount of $156,000, of which $122,538 was paid by Investors-NA and $33,462 by Family Life.


(c) As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family Life Corporation ("FLC"), a subsidiary of FIC, entered into a Senior Loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Ins. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-CA. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

    On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

    In June, 1996, the provisions of the notes from Investors-NA to FIC, Family Life Corporation ( FLC ) and Family Life Insurance Investment Company ( FLIIC ) were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%, (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

(d) The Company reimbursed FIC for rental expenses and certain other operating expenses incurred during 1997 on behalf of the Company.
    The amount of such reimbursement was approximately   $822,000.

(e) Pursuant to a data processing agreement with a major service company, the data processing needs of ILCO's and FIC's insurance subsidiaries were provided at a central location until November 30, 1994. Commencing December 1, 1994, all of those data processing needs are provided to ILCO's and FIC's Austin, Texas and Seattle, Washington facilities by FIC Computer Services, Inc. ("FIC Computer"), a new subsidiary of FIC. Each of FIC's and ILCO's insurance subsidiaries has entered into a data processing agreement with FIC Computer whereby FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. The Company's insurance subsidiaries paid $3,010,110 and Family Life paid $824,425 to FIC Computer for data processing services provided during the year ended December 31, 1997.

(f) In 1995, Investors-NA entered into a reinsurance agreement with Family Life pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

(g) In 1996, Investors-NA entered into a reinsurance agreement with Family Life, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

(h) Roy F. Mitte serves as Chairman, President and Chief Executive
    Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies. Dr. Payne serves as Vice President, Secretary and Director of both companies. Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies; and Mr. Crowe served as a Director of ILCO until October, 1997; he serves as a Director of FIC and, until his retirement in January, 1997, served as a Vice President of both companies. Mr. Roy Mitte holds beneficial ownership of 34.39% of the outstanding shares of FIC (see "Security Ownership of Certain Beneficial Owners and Management").
(i) Mr. Crowe retired from active
    service with the Company in January, 1997 and served on the ILCO Board until October, 1997; he continues to serve on the Board of Directors of FIC. Following Mr. Crowe's retirement, the Company entered into a consulting agreement with him. Under the terms of the agreement, Mr. Crowe is to be available for periodic consultation on actuarial matters related to the operations of the life insurance companies.
    The agreement provide of a payment of $25,000 per year for a period of five years.


             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's accounting firm for the current year is Price
Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.


                           BOARD AND COMMITTEES

    ILCO's Board of Directors met formally three times during 1997. All of the incumbent directors attended 100% of the required meetings.

    Members of the Nominating Committee are: Roy F. Mitte, James M. Grace and Eugene E. Payne. The Nominating Committee makes recommendations to the Board of Directors with respect to vacancies and as to additions to the Board of Directors. The Nominating Committee will consider nominees recommended by Shareholders. All such nominations must be submitted in writing to the Nominating Committee no later than December 31, 1998. The Nominating Committee did not meet on a formal basis during 1997.

    The members of the Audit Committee are:   Richard A. Kosson, Eugene
E. Payne and Steven P. Schmitt. The Audit Committee reviews the financial statements and the results of the Company's annual independent audit. The Audit Committee did not meet on a formal basis in 1997.

    The members of the Compensation Committee are: W. Lewis Gilcrease, Richard A. Kosson and Donald Shuman. The Compensation Committee held one meeting during 1997.

    SHAREHOLDER PROPOSALS

    It is contemplated by the management of the Company that the next Annual Meeting of the Shareholders of the Company will be held on or
about May 20, 1999.   Accordingly, all proposals of security holders
intended to be submitted by the company for inclusion in the Proxy Statement and Form of Proxy relating to the meeting must be received by the Company no later than December 31, 1998 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.


                               OTHER MATTERS

    As of the date of this Proxy Statement, management does not know of any other matters which will be presented to the Shareholders at the Annual Meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgement in the interest of the company.



                                    By Order of the Board of Directors
                                    InterContinental Life Corporation




                                    Eugene E. Payne, Secretary


April  16 , 1998